Exhibit 11.1
EURONAV NV
CODE OF BUSINESS CONDUCT AND ETHICS
Approved by the Supervisory Board on 1 October 2020

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Supervisory Board (the “Board”) of Euronav NV (together with its subsidiaries, the “Company”) for all of the Company’s employees, members of its Supervisory Board and/or Management Board and officers (“Relevant Persons”).

The conduct of individuals in these guidelines relate to the relationship with colleagues, customers, suppliers and government agencies with equal importance. As a starting point, Euronav should present itself as a professional and responsible organisation. This Code sets out a set of basic principles to guide Relevant Persons regarding the minimum requirements expected of them. However, this Code does not provide a detailed description of all Company policies and it does not cover every issue that may arise. In general, if a Relevant Person is unsure of what to do in any situation, he or she should seek guidance from the head of department or the Company’s General Counsel.

1.CONFLICT OF INTEREST
A.GENERAL

Every Relevant Person should avoid any conflict between his/her own interests and the interests of the Company, especially when dealing with suppliers, customers, and other third parties, and in the conduct of his/her personal affairs, including transactions in securities of the Company.

A conflict of interest occurs when a Relevant Person’s private interests interfere with the interests of the Company as a whole. While it is not possible to describe every situation in which a conflict of interest may arise, Relevant Persons must never use or attempt to use their position with the Company to obtain improper personal benefits for themselves or for members of their families.

Any Relevant Person who is aware of a conflict of interest, or the appearance of a conflict of interest, or is concerned that a conflict might develop, should report and discuss the matter with the head of department or the General Counsel. Any of these shall report to and consult the Chairman of the Corporate Governance and Nomination Committee immediately in the event of any conflict of interest apparently arising within the Company.

The Corporate Governance and Nomination Committee shall have the responsibility to determine whether a conflict of interest exists, and it may establish procedures to arrive at its conclusion and to approve or reject, or otherwise resolve, a potential conflict of interest.

B.IN RELATION TO A MEMBER OF THE SUPERVISORY BOARD OR MEMBER OF THE MANAGEMENT BOARD

Any conflict of interest question involving one or more of the Company’s members of the Supervisory Board and/or members of the Management Board, shall be resolved according to the applicable provisions of the Belgian Companies Code, with the assistance of the Corporate Governance and Nomination Committee where required.

C.BUSINESS RELATIONSHIPS WITH THIRD PARTIES

Business relationships with third parties shall be governed solely by objective criteria. Suppliers shall be selected only on the basis of price, quality, reliability, technological standard, product suitability, the potential for (or existence of) a continuing business relationship, ISO or ecological audit certification, the existence of an anti-corruption policy and the existence of a quality management system. Furthermore, as described in the Third Party Risk Policy, a compliance validation should be conducted. In no circumstances shall personal relationships be determining factors in awarding a contract. Advice or recommendations given by any Relevant Person must not be motivated by the prospect of a material or non-material advantage to that or another Relevant Person.

The procurement policy of the Company emphasizes the importance of establishing vendor relationships based on Price Catalogues, Pricing Agreements or Contracts. In general Procurement of goods and/or services is to be undertaken on the basis of competitive bidding with minimum three candidates, unless there is a risk related to quality.

2.CORPORATE OPPORTUNITIES
A Relevant Person may not:

i.take for himself or herself opportunities that are discovered through the use of Company property, information or position;
ii.use Company property, information or position for personal gain; or
iii.compete with the Company.

Relevant Persons owe a duty to the Company to advance its interests.

A corporate opportunity may be described as any business opportunity for the Company which arises through or outside the activities of a person and which could benefit the Company. In case of dispute, the Corporate Governance and Nomination Committee has the responsibility to determine whether a corporate opportunity exists. The Corporate Governance and Nomination Committee may also establish procedures to arrive at its conclusion and to approve or reject, or otherwise resolve, a potential usurpation of a corporate opportunity.

3.CONFIDENTIALITY AND PRIVACY
It is important that Relevant Persons protect the confidentiality of Company information.

Relevant Persons may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes any internal information obtained in the course of employment, including but not limited to non-public information concerning the Company’s business, financial results and prospects, the Company’s customers and suppliers, the Company’s contracts, agreements or investments, potential corporate transactions involving the Company and any legal proceedings commenced by or against the Company as well as any non-public information that might, if disclosed, be of use to the Company’s competitors or harmful to the Company or its customers.

Relevant Persons are required to keep such information confidential during employment as well as for at least 5 years thereafter, and not to use, disclose, or communicate such confidential information to third parties other than in the course of employment with and with proper authority of the Company, except when disclosure is authorized by the Company or legally mandated.

The consequences to the Company and the Relevant Person concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information. Among other things, disclosure of material non-public information relating to the Company could violate applicable insider trading laws and could result in significant civil and criminal penalties for the individual, in addition to penalties that may be imposed upon the Company and its supervisory personnel, as set out in the Dealing Code.

Relevant Persons should immediately notify the Company’s General Counsel of any known or suspected leak of confidential information. Based on the information received, the Chief Executive Officer shall inform the Supervisory Board and shall, together with the Chairman of the Audit and Risk Committee, the General Counsel and the Company’s Investor Relations Manager, determine which measures to take.

4.HONEST AND FAIR DEALING
Relevant Persons must endeavour to deal honestly, ethically and fairly and with integrity with the Company’s customers, suppliers, competitors and employees.

Honest conduct is considered to be conduct that is free from fraud or deception.

Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.

Fair conduct is considered to be conduct that is free from unilateral advantage through manipulation, concealment or misrepresentation of material facts, abuse of privileged information or any other biased-dealing practice.

Integrity refers to the quality of being honest and having strong moral principles.

Relevant Persons are expected to report suspected violations of law or of Company policies in the first place to the head of department, who will report to the General Counsel, or the Chief Executive Officer and/or to the Chairman of the Audit and Risk Committee, as appropriate. The Company expects compliance with its standards of integrity throughout the organisation and will not tolerate any Relevant Person who achieves results at the cost of violation of laws or who deals unscrupulously.

5.HEALTH, SAFETY AND SOCIAL BEHAVIOUR
A.HEALTH AND SAFETY

The Company strives to provide each Relevant Person with a safe and healthy work environment. Each Relevant Person has responsibility for maintaining a safe and healthy workplace for all Relevant Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions while sharing vigilance.

B.SOCIAL BEHAVIOUR

Threats or acts of violence and physical intimidation are not permitted. The use of alcohol or illegal drugs in the workplace will not be tolerated as stipulated in the Employment Standards.

Each Relevant Person must realize that his/her behaviour will be attributed to the Company and can affect its reputation. The Company therefore expects all Relevant Persons to be polite, objective and fair.

Hence, Relevant Persons:

•may not unfairly disadvantage, favour, harass or ostracize others because of race, gender, colour, nationality, descent, religion, biological sex, sexual orientation, age, physical characteristics or appearance;
•have the right to be protected against harassment; and the obligation to allow others to feel freedom from harassment, regardless of whether one might consider his or her own behaviour to be normal or acceptable and whether the harassed person has the opportunity to avoid the harassment;
•are entitled to work together with colleagues in an atmosphere of safety, comfort and trust.

C.COMMUNICATION

Relevant Persons must endeavour to contribute as much as possible of his or her own expertise and of the expertise drawn on from elsewhere within the Company. Free and open communication between Relevant Persons is key for decision-making within the Company.

In respect of the abovementioned points, employees are also referred to the Employment standards and the Staff Handbook.

6.PROTECTION AND PROPER USE OF COMPANY ASSETS
The Company’s assets are only to be used for legitimate business purposes and only by authorized Relevant Persons or their authorized designees. This applies to tangible assets (such as equipment, office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets, confidential information, inappropriate use of the company internet subscription, company phone, e-mail and server space). These assets must not be removed from Company premises without the express permission of the head of department other than for work-related purposes. Data, programs or documents must be neither copied nor brought onto or removed from Company premises without permission other than for work-related purposes. Equally, no personal data, programs or documents not linked with any legitimate business purpose must be copied to or stored on company assets or within company premises. However, certain exceptions are tolerated in accordance with the IT acceptable use policy.

Relevant Persons have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient and safe use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If a Relevant Person becomes aware of theft, waste or misuse of the Company’s assets, such Relevant Person should report this to his or her manager or the General Counsel.

7.SECURITY OF FILES AND RECORDS AND ARCHIVING
The documents and data storage media used in the workplace must not come into the possession of unauthorized persons. Relevant Persons must therefore keep them secure, must secure computer data through the use and frequent changing of passwords and shall not make copies of business papers or computer files other than for work-related purposes.

Relevant Persons do not have the right to access to information not relating to their own field of work or responsibility and shall not read messages addressed to others, except for work-related reasons.

Relevant Persons must keep all records and files (including electronic records) in such a way as to permit delegation to a colleague at any time. All significant information should be properly recorded and archived. Hence, files must be kept in a manner that is complete, orderly and readily understandable.

Reference is also made in this respect to the Company’s Record Retention Policy and GDPR Policy.

8.COMPLIANCE WITH LAWS, RULES AND REGULATIONS
All Relevant Persons are responsible for complying with various laws, rules and regulations of the countries and regulatory authorities that apply to the Company’s business. Any Relevant Person who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should contact his or her manager or the Company’s General Counsel.

9.COOPERATION WITH AUTHORITIES WHILE DEFENDING OUR RIGHTS
The Company will endeavour to be cooperative and open in its dealings with all authorities and government agencies. Relevant Persons shall inform the Company’s General Counsel immediately in the event of a request for information or questioning outside the ordinary course of business.

10.SECURITIES TRADING; PROHIBITION ON LOANS
The Company is subject to a number of laws concerning the purchase of its shares and other publicly traded securities. Company policy prohibits Relevant Persons and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier.
U.S. securities laws also prohibit the Company from, directly or indirectly (including through subsidiaries), (i) extending or arranging for the extension of personal loans to the members of its Supervisory Board and/or members of the Management Board, and (ii) renewing or materially modifying existing loans to such persons. Members of the Supervisory Board and/or members of the Management Board shall not seek or facilitate personal loans from the Company in contravention of the foregoing.
Please see the Company’s "Dealing Code" in this respect.

11.MEMBERS OF THE SUPERVISORY BOARD AND MEMBERS OF THE MANAGEMENT BOARD
The business of the Company is managed under the direction of the Supervisory Board and the various committees thereof as well as the Management Board. The basic responsibility of the members of those bodies is to act honestly and in good faith with a view to the best interests of the Company.
In carrying out their duties and responsibilities and setting the general policies pursuant to which the Company operates, members of the Supervisory Board and members of the Management Board should endeavour to promote fair dealing by the Company and its employees, officers and agents with customers, suppliers, competitors and employees.
In carrying out their duties and responsibilities, members of the Supervisory Board and members of the Management Board should endeavour to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations.

Members of the Supervisory Board and members of the Management Board should endeavour to cause the Company to proactively promote ethical behaviour and to encourage employees to report evidence of illegal or unethical behaviour to appropriate Company personnel.

12.OUTSIDE DIRECTORSHIPS AND OTHER OUTSIDE ACTIVITIES
Although activities outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon a Relevant Person’s position within the Company and the Company’s relationship with the entity involved in such outside activity. Outside activities may also be a conflict of interest if they cause a Relevant Person, or are perceived to cause a Relevant Person, to choose between that interest and the interests of the Company. Reference is made in this respect to the Corporate Governance Charter and this policy (see sections “Conflicts of interest” and “Corporate opportunities” above).

13.RELATIONSHIPS WITH GOVERNMENT PERSONNEL AND BUSINESS PARTNERS
All Relevant Persons should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of nominal value) may be entirely unacceptable and even illegal when they relate to government employees or others who act on a government’s behalf. Relevant Persons are expected to adhere to the relevant laws and regulations governing relations with government employees or others who may act on a government’s behalf, including customers and suppliers, or with business partners outside any governmental context, in every country where they conduct business. Further reference is made to the Anti-Corruption Policy.

14.POLITICAL CONTRIBUTIONS
Laws in many jurisdictions may prohibit or limit political contributions by corporations to candidates or to other political campaigns. In accordance with these laws, the Company does not make contributions where applicable laws make such contributions illegal. Relevant Persons may make personal political contributions in accordance with applicable laws, but contributions to candidates or to other political campaigns by Relevant Persons must not be, or appear to be, made with, or reimbursed by, Company funds or resources. Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones, servers and multi-purpose machines. Reference is made to the Anti-Corruption policy.

Relevant Persons who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends. Additionally, all Relevant Persons must obtain advance approval from the Company’s General Counsel prior to running for political office to ensure that there are no conflicts of interest with Company business.

15.PROCEDURES REGARDING WAIVERS
Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit and Risk Committee and may need to be publicly disclosed by the Company.

16.DUTY TO REPORT
Relevant Persons shall take all appropriate actions to stop any known misconduct by fellow Relevant Persons that violate this Code.

In case of uncertainty of whether a violation has occurred within the Company, one must seek guidance from the Company’s General Counsel. Complaints or reports of alleged violations of law or suggestions for improvements should be made to the relevant departments or the General Counsel.

Alternatively, the reporting can be done anonymously through the whistleblowing hotline, as described in the Whistleblower Protection Policy of the Company.
Note that the Company will not allow there to be adverse consequences for reports made in good faith.

17.ENFORCEMENT AND DISCIPLINE
Violations of law will not be tolerated. The Company will offer all the necessary sources of information and guidance of the Company’s General Counsel to enable violations of law to be avoided. Relevant Persons will also be afforded guidance in the event of unjustified actions by authorities.
Violations may result in reprimand, claims for damages, termination of employment, or loss of office.
It is not sufficient simply to take note of this Code of Conduct. Relevant Persons are requested to review their own behaviour in light of the above standards and to determine where improvements are possible. They must organize their area of responsibility in such a way that violations can be detected or reports of violations received and take the initiative to regularly monitor subordinates' activities and actively communicate with them.

18.CONCLUSION
These principles must always form an active part of the Company’s corporate culture. Adherence to them must be based on the necessary sensitivity to the legal limits of employees’ own actions and a willingness to allow those actions to be judged against legal standards. Questions or comments on this policy must be addressed to the General Counsel.

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